EXHIBIT 99

   Eagle Bancorp Announces Record Year End Earnings, Fourth Quarter
            Earnings, and Increases Quarterly Cash Dividend

    HELENA, Mont.--(BUSINESS WIRE)--July 22, 2004--Eagle Bancorp ("Eagle")(OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $2,078,000, or $1.76 per share ($1.74 per share diluted), for the year ended June 30, 2004, and announced an increased cash dividend of $0.18 per share. These earnings represent an increase of $212,000, or 11.4%, compared to $1,866,000 for the year ended June 30, 2003. Earnings for the quarter ended June 30, 2004 were $333,000, or $0.28 per share, an increase of 316.3% compared to $80,000 for the quarter ended June 30, 2003.
    Eagle's Board of Directors declared a quarterly cash dividend of $0.18 per share for the fourth quarter of Eagle's fiscal year. This represents an increase of $0.02 per share, or 12.5%, over the previous quarter's dividend. The dividend is payable August 27, 2004 to shareholders of record at the close of business on August 6, 2004.
    The increase in net income for the year ended June 30, 2004 was the result of an increase in non-interest income of $864,000, offset by an increase in noninterest expense of $208,000 and a decrease in net interest income of $112,000. Eagle's tax provision was $129,000 higher in 2004. Eagle's return on assets was 1.02% and its return on equity was 8.75%, compared with 0.96% and 8.26%, respectively, for the year ended June 30, 2003. Eagle incurred an extraordinary loss of $203,000 (net of tax benefit of $127,000) in the fourth quarter. This was the result of prepayment penalties on Federal Home Loan Bank
(FHLB) borrowings, which were paid off prior to maturity. The extinguishment of these higher cost borrowings will improve net interest income in future quarters.
    The increase in noninterest income for the year was due primarily to the reduction in the valuation allowance for mortgage servicing rights of $696,000. One year ago, at the low point in the recent interest rate cycle, the Bank made an addition to the valuation allowance of $735,000. As interest rates have risen and prepayments on mortgages have declined, the Bank was able to recapture a significant amount of the allowance during the current year, which is reflected in mortgage loan servicing fees on the income statement.
    For the fourth quarter, net income was up significantly from the previous year due to the aforementioned reduction to the mortgage servicing rights valuation allowance. Noninterest income increased $599,000, noninterest expense decreased $76,000, and net interest income increased $42,000. Eagle's tax provision was $261,000 higher in the current quarter. Eagle's annualized return on assets was 0.65% and its annualized return on equity was 5.42%, compared with 0.16% and 1.36%, respectively, for the same quarter in 2003.
    Total interest and dividend income decreased $227,000 to $2,215,000 for the quarter ended June 30, 2004 from $2,442,000 for the quarter ended June 30, 2003. This was due to decreases in interest and fees on loans of $368,000 and interest on deposits with banks of $24,000. This was partially offset by an increase in interest on securities available-for-sale of $183,000. Total interest expense decreased $269,000 to $707,000 for the quarter ended June 30, 2004 from $976,000 for the quarter ended June 30, 2003. Interest on deposits decreased $254,000 and interest on advances decreased $15,000.
    Total assets were virtually unchanged, decreasing slightly, to $203.0 million at June 30, 2004 from $203.1 million at June 30, 2003. Investment securities available-for-sale increased $11.7 million, or 15.2%, to $88.5 million from $76.8 million. Loans receivable decreased $1.0 million, or 1.1%, to $92.5 million from $93.5 million, while mortgage loans held-for-sale decreased $5.5 million to $1.4 million from $6.9 million. Interest-bearing deposits with banks decreased $6.5 million to $800,000 from $7.3 million. Deposits increased $1.7 million, or 1.0%, to $170.1 million from $168.4 million. Advances from the Federal Home Loan Bank decreased $1.7 million, or 18.5%, to $7.5 million from $9.2 million. Total stockholders' equity increased $0.5 million, or 2.1%, to $24.0 million at June 30, 2004 from $23.5 million at June 30, 2003, primarily as a result of the net income for the period, offset by the decrease in the net unrealized gain on securities held for sale.
    "We are pleased to have ended our fiscal year with record earnings. This has allowed us to again increase the dividend to our stockholders," said President and CEO, Larry Dreyer.

    American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle
Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 53% of Eagle Bancorp's common stock.

    This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

    Financial highlights for Eagle Bancorp follow.


                     EAGLE BANCORP AND SUBSIDIARY
                            (consolidated)

                                              June 30,      June 30,
                                                2004          2003
                                             (Unaudited)    (Audited)
 ASSETS
 Cash and due from banks                      3,587,145     2,966,202
 Interest-bearing deposits with banks           759,621     7,263,841
 Investment securities available-for-sale,
  at market value                            88,547,458    76,855,280
 Investment securities held-to-maturity,
  at cost                                     1,565,692     2,280,736
 Federal Home Loan Bank stock, at cost        1,672,200     1,686,300
 Mortgage loans held-for-sale                 1,436,747     6,908,373
 Loans receivable, net of deferred loan fee
  and allowance for loan losses              92,456,589    93,521,165
 Accrued interest and dividends receivable    1,079,815       913,101
 Mortgage servicing rights, net               2,003,258     1,291,614
 Property and equipment, net                  6,557,883     6,392,625
 Cash surrender value of life insurance       2,476,842     2,347,232
 Real estate acquired in settlement of
  loans, net of allowance for losses                  0        70,010
 Other assets                                   870,001       561,924
                                            ------------  ------------

                  Total assets              203,013,251   203,058,403
                                            ============  ============

 LIABILITIES
 Deposit accounts:
         Noninterest bearing                  9,267,458     7,868,012
         Interest bearing                   160,801,422   160,556,053
 Advances from Federal Home Loan Bank         7,450,000     9,243,889
 Accrued expenses and other liabilities       1,469,832     1,893,668
                                            ------------  ------------
                  Total liabilities         178,988,712   179,561,622


 EQUITY
 Preferred stock (no par value, 1,000,000 shares
  authorized, none issued or outstanding)
 Common stock (par value $0.01 per share;
  10,000,000 shares authorized; 1,223,572
  shares issued; 1,212,372 outstanding at
  June 30, 2004; 1,209,772 outstanding at
  June 30, 2003)                                 12,236        12,236
 Additional paid-in capital                   4,072,947     3,954,432
 Unallocated common stock held by employee
    stock ownership plan ("ESOP")              (202,448)     (239,248)
 Treasury stock, at cost (11,200 shares at
  June 30, 2004 and 13,800 shares at
  June 30, 2003)                               (198,665)     (188,715)
 Retained earnings                           21,250,088    19,532,409
 Accumulated other comprehensive (loss)
  income                                       (909,619)      425,667
                                            ------------  ------------
                  Total equity               24,024,539    23,496,781

                  Total liabilities and
                   equity                   203,013,251   203,058,403
                                            ============  ============


                     EAGLE BANCORP (consolidated)

                          Three Months Ended    Twelve Months Ended
                          June 30,  (unaudited) June 30,
                          --------------------- ----------------------
                               2004       2003       2004        2003
                          ---------- ---------- ---------- -----------
Interest and Dividend                           (unaudited) (audited)
 Income:
Interest and fees on
 loans                    1,445,303  1,813,178  6,266,332   7,694,258
Interest on deposits with
 banks                       12,015     35,610     49,054     134,035
FHLB Stock dividends         16,547     21,788     77,600     100,423
Securities available-for-
 sale                       720,970    537,775  2,789,898   2,311,120
Securities held-to-
 maturity                    19,666     33,475     90,839     166,350
                          ---------- ---------- ---------- -----------
     Total interest and
      dividend income     2,214,501  2,441,826  9,273,723  10,406,186
                          ---------- ---------- ---------- -----------

Interest Expense:
Deposits                    578,384    832,504  2,631,139   3,632,607
FHLB Advances               128,993    144,240    562,466     581,052
                          ---------- ---------- ---------- -----------
     Total interest
      expense               707,377    976,744  3,193,605   4,213,659
                          ---------- ---------- ---------- -----------

Net Interest Income       1,507,124  1,465,082  6,080,118   6,192,527
Loan loss provision               0          0          0           0
                          ---------- ---------- ---------- -----------
Net interest income after
 loan loss provision      1,507,124  1,465,082  6,080,118   6,192,527
                          ---------- ---------- ---------- -----------

Noninterest income:
Net gain on sale of loans   133,710    443,530  1,135,693   1,824,729
Demand deposit service
 charges                    151,808    126,202    627,404     501,872
Mortgage loan servicing
 fees                       360,707   (611,344) 1,240,722    (299,587)
Net gain (loss) on sale of
 available-for-sale
 securities                  60,043    144,242     72,415     164,677
Other                        83,141     87,504    357,545     377,833
                          ---------- ---------- ---------- -----------
     Total noninterest
      income                789,409    190,134  3,433,779   2,569,524
                          ---------- ---------- ---------- -----------

Noninterest expense:
Salaries and employee
 benefits                   794,691    721,623  3,155,219   2,923,077
Occupancy expenses          125,373    123,108    490,299     496,681
Furniture and equipment
 depreciation                75,263     50,437    256,060     207,947
In-house computer expense    52,578     64,872    231,969     245,775
Advertising expense          54,504     31,455    161,447     148,908
Amortization of mtg
 servicing fees             121,965    257,511    628,526     745,346
Federal insurance premiums    6,534      6,447     25,935      25,596
Postage                      26,894     30,397    120,219     121,307
Legal, accounting, and
 examination fees            41,460     39,999    158,828     147,163
Consulting fees               8,045     35,508     20,585      73,514
ATM processing               12,023     11,683     51,007      45,173
Other                       191,655    213,939    898,986     811,093
                          ---------- ---------- ---------- -----------
     Total noninterest
      expense             1,510,985  1,586,979  6,199,080   5,991,580
                          ---------- ---------- ---------- -----------

Income before provision
 for income taxes           785,548     68,237  3,314,817   2,770,471
                          ---------- ---------- ---------- -----------

Provision for income
 taxes                      249,515    (11,505) 1,033,070     904,605
                          ---------- ---------- ---------- -----------

Income before
 extraordinary item         536,033     79,742  2,281,747   1,865,866
                          ---------- ---------- ---------- -----------

Extraordinary item-
 extinguishment of debt
 (net of tax benefit of
 $127,000)                 (203,378)         0   (203,378)          0

Net income                  332,655     79,742  2,078,369   1,865,866
                          ========== ========== ========== ===========

Earnings per share             0.28       0.07       1.76        1.59
                          ========== ========== ========== ===========

Diluted earnings per
 share                         0.28       0.07       1.74        1.57
                          ========== ========== ========== ===========

Weighted average shares
 outstanding (basic eps)  1,187,521  1,179,112  1,183,848   1,175,411
                          ========== ========== ========== ===========

Weighted average shares
 outstanding
 (diluted eps)            1,197,512  1,192,912  1,195,786   1,191,186
                          ========== ========== ========== ===========

    CONTACT: Eagle Bancorp
             Larry A. Dreyer, 406-457-4012
             or
             Peter J. Johnson, 406-457-4006